Exhibit 10.11

Personal & Confidential

August 22, 2016

Micheline Carter

Dear Micheline:

It is my pleasure to offer you the position of Chief Human Resources Office (CHRO), Lamb Weston, with an effective date of September 26, 2016, and report directly to me.

The details of this offer are as follows:

1) Annual Salary: $350,000 payable bi-weekly, less applicable tax withholding.

2) Annual Incentive Plan: You will be eligible to participate in the annual incentive program, in accordance with the plan’s provisions as they exist from time-to-time. Your incentive opportunity will be targeted at 60% of your annual base salary and be prorated for fiscal 2017 based on the total days you are employed divided by 365.

3) Sign-On: You will receive a sign-on bonus of $175,000, less required withholdings, payable within 30 days of your start date. Should your employment terminate voluntarily or involuntarily, except for reasons unrelated to employee performance and behavior, such as position elimination, within two years, 100% of this payment will be owed to the company.

4) Restricted Stock Units: Upon the approval of the Human Resources Committee of the Board of Directors (the “HR Committee”), you will receive a grant of restricted stock units (RSUs) valued at $400,000, subject to the provisions of the ConAgra Foods, Inc. 2014 Stock Plan (or a successor plan) (the “Stock Plan”). The number of RSUs granted will be determined by dividing $400,000 by the 30 day average closing market price of the company’s common stock, ending 10 days prior to the date of grant. These RSUs will vest on a graded schedule, with 33% vesting on each of the first and second anniversaries of grant date and 34% vesting on the third anniversary of the grant date. Dividend equivalents will not be earned or paid during the restriction period.

5) Long Term Incentive: You will be eligible to participate in the company’s executive long term incentive program. All grant recommendations are based upon individual and company performance and are subject to approval from the HR Committee. The annual grant value for this position is currently targeted at $400,000.

6) Relocation Package: You will be eligible for the ConAgra Relocation Program, which includes a transition support payment of $18,000 in accordance with the Tier 3 relocation guidebook. This is considered compensation. This payment will be tax assisted. The attached Relocation Benefits Summary outlines the details of this program.

7) Vacation: You will be eligible for four weeks of vacation.

8) Change-in-Control: In the event:

(1)	Of a sale of the Lamb Weston business to a third party prior to its spin-off from ConAgra Foods, Inc.;

(2)	The spin-off of the Lamb Weston business from ConAgra Foods, Inc. does not occur on or before December 31, 2016; or

(3)	The spin-off of the Lamb Weston business from ConAgra Foods, Inc. does occur but a Change in Control of Lamb Weston Holdings, Inc. occurs prior to the date such company’s Board of Directors (the “Board”) approves a change in control severance program for the benefit of executive officers, you will receive a lump sum payment equal to two times your Target Cash Compensation. “Target Cash Compensation” shall equal the sum of your annual base salary plus your target bonus as a percentage of your annual base salary for the fiscal year in which the triggering event in clause (1)-(3) occurs, provided you experience an involuntary separation from service (as described in Treasury Regulation Section 1.409A-1(n)(1)) without Cause and such involuntary separation from service occurs within eighteen (18) months following the applicable event. The lump sum payment will be made within 60 days following your separation from service.

Change in Control of Lamb Weston Holdings, Inc. means one of the following events: (1) individuals who constitute the Board immediately following the spin-off cease to constitute at least a majority of the Board, with exceptions made for anyone becoming a director with the approval of a majority of the incumbent directors; or (2) consummation of a reorganization, merger or consolidation in which Lamb Weston Holdings, Inc.’s stockholders do not retain more than 50% of the voting power of the resulting company.

“Cause” means personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, the willful commission of any act that in the judgment of the Board would likely cause substantial economic damage to Lamb Weston Holdings, Inc. or substantial injury to its business reputation, or material breach of any provision of any agreement between you and Lamb Weston Holdings, Inc. or ConAgra Foods, Inc.

9) Retirement Programs and Benefits: You will be eligible to participate in the ConAgra Foods, Inc. Retirement Income Savings Plan according to the plan provisions.

10) Employee Benefits: Your salary will be supplemented with the benefit package described in the information enclosed.

11) Continued Education: As part of my commitment to your professional growth, you will be eligible to attend the Chief Human Resources Officer Academy, tentatively scheduled in June of 2017. The cost of this program will be covered by Lamb Weston.

12) Pre-Employment Screening: This offer is contingent upon your successful completion of our pre-employment drug screening and background screening.

I look forward to your favorable response, which you can indicate by signing and returning a copy of this letter.

Sincerely,

Tom Werner

Chief Executive Officer

Lamb Weston

Offer Acceptance

I accept this offer of employment. In so doing, I understand and agree that my employment with ConAgra Foods is at-will, that I am not employed for any specified duration and that my employment may be terminated by myself, or the Company at any time, with or without cause and with or without notice

/s/ Micheline C. Carter	08/25/2016

Signature	Date

Enclosures:

Benefits At a Glance for 2016

Tier 3 Relocation Summary of Benefits and Policy